Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech Names Brian Orlopp as VP Finance & Chief Financial Officer

KAILUA KONA, Hawaii (January 9, 2019) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, announced that Brian B. Orlopp has been appointed Vice President Finance and Administration, Chief Financial Officer and Secretary effective January 3, 2019. He replaces Jole Deal who has held these positions since 2011. Ms. Deal will serve as Executive Team Advisor with the Company until February 1, 2019 and assist with the transition process.

Commenting on the appointment, Cyanotech’s Chief Executive Officer, Mawae Morton, said, “We are pleased to have Brian join us in this vital role as we work to grow Cyanotech. His more than 25 years’ experience as a senior level executive in global agri-business brings valuable experience to our leadership team. His expertise includes financial and strategy planning, budget development and management, business expansion and M&A for large multi-national companies.  Brian not only brings a deep experience with international business and markets in the Asia Pacific region, he also has strong connections to Hawaii.”

Mr. Orlopp was VP-Finance, Asia Pacific from 2012 for Fresh Del Monte Produce based in Manila. Previously, he was CFO for Sumifru Corporation (joint venture with Sumitomo) based in Singapore. Before that, he was Senior VP/Finance for Hawaii Bioenergy LLC in Honolulu and VP/Strategic Planning for Maui Land & Pineapple Company in Kahului. He began his career working in varied financial management positions for Dole. His education includes degrees in Agriculture Economics, General Management and Finance.

“I look forward eagerly to the challenge presented by Cyanotech,” Mr. Orlopp said. “It blends my expertise and experience in agri-business and finance to help contribute to the continued growth of this unique, successful enterprise.”

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for over 30 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise*. Cyanotech's Spirulina products offer nutrition that supports cardiovascular health and immunity.* All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (GRAS) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers. The Company is regulated by the FDA. Visit www.cyanotech.com for more information.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com